Independent Auditors' Consent



To the Shareholders and Board of Directors of Greenwich Street Municipal Fund Inc.:

We consent to the use of our report dated July 15, 1998 for Greenwich Street Municipal Fund Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Experts" in the Prospectus and "Independent Public Accountants" in the Statement of Additional Information.




	KPMG Peat Marwick LLP


New York, New York
September 21, 1998